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                                                            EXHIBIT 28(D)(1)(M)

March 28, 2011

Lincoln Investment Advisors Corporation
1300 South Clinton Street
Fort Wayne, Indiana 46802

RE: Advisory Fee Waiver Agreement - LVIP SSgA International Index Fund

Ladies and Gentlemen:

This letter agreement (the "Agreement") confirms the advisory fee waiver between LVIP SSgA International Index Fund (the "Fund"), a series of Lincoln Variable Insurance Products Trust (the "Trust"), and Lincoln Investment Advisors Corporation (the "Adviser") with respect to the portfolio management of the Fund.

    1. Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, dated as of April 30, 2007 ("Investment Management Agreement"), between the Fund and the Adviser, as set forth in the attached Schedule A.

    2. Term and Termination. This Agreement shall become effective on April 30, 2011 and shall continue for an initial term ending April 30, 2012. The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement at least 10 days prior to the end of the then current term.

    3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

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Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Fund.

Sincerely,

LVIP SSGA INTERNATIONAL INDEX FUND,
A SERIES OF LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

/s/ William P. Flory, Jr.
Name: William P. Flory, Jr.
Title: Second Vice President and Chief Accounting Officer

Agreed to:

LINCOLN INVESTMENT ADVISORS CORPORATION

/s/ Kevin J. Adamson
Name: Kevin J. Adamson
Title: Second Vice President

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                                  SCHEDULE A

AVG. DAILY NET ASSETS OF THE FUND                   WAIVER AMOUNT*
---------------------------------        --------------------------------------
All Assets of the Fund                   0.03% of the first $500 million; and
                                         0.05% of the excess over $500 million

* These amounts are stated on an annual basis.